Exhibit 4.6
GASLOG PARTNERS LP
2015 LONG-TERM INCENTIVE PLAN

SECTION 1. Purpose.  The purpose of this GASLOG PARTNERS LP 2015 Long-Term Incentive Plan (the “Plan”) is to promote the interests of GASLOG PARTNERS LP and its common unitholders by (a) attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of the Partnership (as defined below) and its Affiliates (as defined below) and (b) enabling such individuals to participate in the long-term growth and financial success of the Partnership.

SECTION 2. Definitions.  As used herein, the following terms shall have the meanings set forth below:

“Administrator” means the Board or such committee thereof as may be designated by the Board to administer the Plan.

“Affiliate” means (a) any entity that, directly or indirectly, is controlled by the Partnership and/or (b) any entity in which the Partnership has a significant equity interest, in either case as determined by the Administrator.

“Award” means any award that is permitted under Section 6 and granted under the Plan.

“Applicable Exchange” means the New York Stock Exchange or any other national stock exchange or quotation system on which the Units may be listed or quoted.

“Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award, which may (but need not) require execution or acknowledgment by a Participant.

“Board” means the Board of Directors of the Partnership.

“Cash Incentive Award” means an Award granted pursuant to Section 6(e) that is settled in cash and the value of which is set by the Administrator and is not calculated by reference to the Fair Market Value of a Common Unit.

“Cause”, unless otherwise defined in the applicable Award Agreement or in a written employment, services or other agreement between the Participant and the Partnership or an Affiliate, means dishonesty, fraud, gross misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conduct prohibited by criminal law (except minor violations), in each case as determined by the Partnership’s Chief Executive Officer or, in the case of directors and executive officers, the Administrator, whose determination shall be conclusive and binding.

“Change of Control”, unless otherwise defined in the applicable Award Agreement or in a written employment, services or other agreement between the Participant and the Partnership or an Affiliate, means the occurrence of any of the following events:

(i) during any period of 24 consecutive calendar months, individuals who were directors of the Partnership on the first day of such period cease for any reason to constitute a majority of the Board; or

(ii) the consummation of an amalgamation, merger, consolidation, reorganization, statutory Common Unit exchange or similar form of corporate transaction involving the Partnership or a sale of all or substantially all the assets of the Partnership.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

“Common Units” means common units of the Partnership or such other securities of the Partnership into which such common units shall be changed by reason of a recapitalization, amalgamation, merger, consolidation, split-up, combination, exchange of Common Units or other similar transaction or as may be determined by the Administrator pursuant to Section 4(b).

“Competitor” means any business competing wholly or partly with the activities of the business of the Partnership in the geographical area where the activities of the business of the Partnership take place, determined as of a Participant’s Termination of Service.

“Continuing Directors” means Robert B. Allardice III, Curtis V. Anastasio, Daniel Bradshaw, David P. Conner, Pamela Gibson, Donald J. Kintzer and Peter G. Livanos (collectively, the “Sitting Directors”) and any individual who replaces any of the Sitting Directors as a member of the Board and is endorsed by a majority of the Sitting Directors.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

“Exercise Price” means (a) in the case of each Option, the price specified in the applicable Award Agreement as the price-per-Common Unit at which Common Units may be purchased pursuant to such Option or (b) in the case of each Unit Appreciation Right, the price specified in the applicable Award Agreement as the reference price-per-Common Unit used to calculate the amount payable to the Participant pursuant to such Unit Appreciation Right.

“Fair Market Value” means, except as otherwise specified in the applicable Award Agreement, (a) with respect to any property other than Common Units, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Administrator and (b) with respect to Common Units, as of any date, (i) the closing per-Common Unit sales price of Common Units as reported by the Applicable Exchange for such stock exchange for such date or if there were no sales on such date, on the closest preceding date on which there were sales of Common Units or (ii) in the event there shall be no public market for the Common Units on such date, the fair market value of the Common Units as determined in good faith by the Administrator.

“Friendly Transaction” means a Change of Control that is approved or supported by a majority of the Continuing Directors.

“Good Reason”, unless otherwise defined in the applicable Award Agreement or in a written employment, services or other agreement between the Participant and the Partnership or an Affiliate, means the Participant’s voluntary resignation following any of the following events or conditions and the failure of the Partnership (or Successor Partnership, if applicable) to cure such event or condition within 30 days after receipt of written notice from the Participant:  (a) a change in the Participant’s position, which materially reduces the Participant’s level of responsibility from the level as in effect on the date of grant of the applicable Award; (b) a reduction in the Participant’s aggregate annual base salary and target bonus opportunity by more than 15% of such aggregate annual base salary and target bonus opportunity in effect on the date of grant of the applicable Award; or (c) a relocation of the Participant’s place of employment by more than 200 kilometers from such place of employment on the date of grant of the applicable Award; provided that such change, reduction or relocation is effected without the Participant’s consent.

“Hostile Transaction” means a Change of Control that does not constitute a Friendly Transaction.

“Option” means an option to purchase Common Units from the Partnership that is granted under Section 6(b).

“Participant” means any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Partnership or its Affiliates who is eligible for an Award under Section 5 and who is selected by the Administrator to receive an Award under the Plan.

“Partnership” means GASLOG PARTNERS LP, a limited partnership formed under the laws of the Marshall Islands, together with any successor thereto.

“Performance Phantom Unit” means an Award that is granted under Section 6(d), is designated as such in the applicable Award Agreement and that represents an unfunded and unsecured promise to deliver Common Units or cash in accordance with the terms of the applicable Award Agreement, subject to the achievement of performance goals.

“Permanent Disability”, unless otherwise defined in the applicable Award Agreement or in a written employment, services or other agreement between the Participant and the Partnership or an Affiliate, means the permanent total disablement of a Participant which entirely prevents the Participant from attending to any business or occupation for which they are reasonably suited by training, education or experience and which lasts twelve consecutive months and at the end of such twelve-month period is beyond hope of improvement.

“Phantom Unit” means an Award that is granted under Section 6(d), is designated as such in the applicable Award Agreement and that represents an unfunded and unsecured promise to deliver Common Units or cash in accordance with the terms of the applicable Award Agreement.

“Plan” shall have the meaning specified in Section 1.

“Redundancy”, unless otherwise defined in the applicable Award Agreement or in a written employment, services or other agreement between the Participant and the Partnership or an Affiliate, means a situation where the position of employment of an employee is or will become surplus to the requirements of the Partnership or its Affiliates.

“Resignation”, unless otherwise defined in the applicable Award Agreement or in a written employment, services or other agreement between the Participant and the Partnership or an Affiliate, means a voluntary termination initiated by the Participant other than for Good Reason.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

“Subsidiary” means any entity in which the Partnership, directly or indirectly, possesses fifty percent (50%) or more of the total combined voting power of all classes of its stock, membership interests or units.

“Successor Company” means the surviving company, the successor company or the parent company, as applicable, in connection with a Change of Control.

“Termination of Service” means a termination of employment or service relationship with the Partnership or an Affiliate for any reason, whether voluntary or involuntary, including by reason of death or Disability.  Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Partnership’s Chief Executive Officer or, in the case of directors and executive officers, the Administrator, whose determination shall be conclusive and binding.  Transfer of a Participant’s employment or service relationship between the Partnership and any Affiliate shall not be considered a Termination of Service for purposes of an Award.  Unless the Administrator determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be an Affiliate.

“Unit Appreciation Right” means an Award that is granted under Section 6(c) and that represents an unfunded and unsecured promise to deliver Common Units or cash equal in value to the excess, if any, of the Fair Market Value per Common Unit over the Exercise Price per Common Unit of the Unit Appreciation Right, subject to the terms of the applicable Award Agreement.

SECTION 3. Administration.

(a) Authority of the Administrator.  Subject to the terms of the Plan and applicable law, and in addition to the other express powers and authorizations conferred on the Administrator by the Plan, the Administrator shall have sole and plenary authority to administer the Plan, including the authority to (i) designate Participants, (ii) determine the type or types of Awards to be granted to a Participant, (iii) determine the number of Common Units to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards, (iv) determine the terms and conditions of any Awards, including any performance goals applicable to Performance Phantom Units, (v) determine the vesting schedules of Awards, (vi) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash or Common Units or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended, (vii) interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in, the Plan and any instrument or agreement relating to, or Award made under, the Plan, (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, (x) amend an outstanding Award or grant a replacement Award for an Award previously granted under the Plan if, in its sole discretion, the Administrator determines that (A) the tax consequences of such Award to the Partnership or the Participant differ from those consequences that were expected to occur on the date the Award was granted or (B) clarifications or interpretations of, or changes to, tax law or regulations permit Awards to be granted that have more favorable tax consequences than initially anticipated and (xi) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of the Plan.

(b) Administrator Decisions.  Unless otherwise expressly specified in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole and plenary discretion of the Administrator, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Partnership, any Affiliate, any Participant, any holder or beneficiary of any Award and any Common Unit holder.

(c) Indemnification.  No member of the Board, any committee thereof or any employee of the Partnership (each such person, a “Covered Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award.  Each Covered Person shall be indemnified and held harmless by the Partnership from and against (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (ii) any and all amounts paid by such Covered Person, with the Partnership’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided that the Partnership shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and, once the Partnership gives notice of its intent to assume the defense, the Partnership shall have sole control over such defense with counsel of the Partnership’s choice.  The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Partnership’s partnership agreement, in each case, as may be amended from time to time.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Partnership’s partnership agreement, as a matter of law, or otherwise, or any other power that the Partnership may have to indemnify such persons or hold them harmless.

(d) Delegation of Authority to Senior Officers.  The Administrator may delegate, on such terms and conditions as it determines in its sole and plenary discretion, to a committee of the Board consisting of one or more senior officers of the Partnership the authority to make grants of Awards to officers (other than executive officers of the Partnership) and employees of the Partnership and its Affiliates (including any prospective officer (other than any such officer who is expected to be an executive officer of the Partnership) or employee) and all necessary and appropriate decisions and determinations with respect thereto.

(e) Awards to Non-Employee Directors.  Notwithstanding anything to the contrary contained herein, the Board may, in its sole and plenary discretion, at any time and from time to time, grant Awards to non-employee Directors or administer the Plan with respect to such Awards.  In any such case, the Board shall have all the authority and responsibility, if any, granted to the Administrator with respect to the Plan.

SECTION 4. Common Units Available for Awards; Cash Payable Pursuant to Awards.  (a)  Common Units and Cash Available.  (i)  Subject to adjustment as provided in Section 4(b), the maximum aggregate number of Common Units that may be delivered pursuant to Awards granted under the Plan, shall be equal to 241,447 (the “Plan Common Unit Limit”).

(ii) Upon exercise of a unit-settled Unit Appreciation Right, the Plan Common Unit Limit shall be reduced by the actual number of Common Units delivered upon settlement of such unit-settled Unit Appreciation Right.  Awards that are required to be settled in cash will not reduce the Plan Common Unit Limit.

(iii) If any Award granted under the Plan is (A) forfeited, or otherwise expires, terminates or is canceled without the delivery of all Common Units subject thereto, or (B) is settled in cash or otherwise other than wholly by delivery of Common Units, then, in the case of clauses (A) and (B), the number of Common Units subject to such Award that were not issued with respect to such Award will not be treated as issued for purposes of reducing the Plan Common Unit Limit.  If Common Units issued upon exercise, vesting or settlement of an Award are, or Common Units owned by a Participant are, surrendered or tendered to the Partnership in payment of the Exercise Price of an Award or any taxes required to be withheld in respect of an Award, in each case, in accordance with the terms and conditions of the Plan and any applicable Award Agreement, such surrendered or tendered Common Units shall be canceled, but shall not reduce the Plan Common Unit Limit.

(b) Adjustments for Changes in Capitalization and Similar Events. (i)  In the event of any extraordinary distribution (whether in the form of cash, Common Units, other securities or other property), recapitalization, rights offering, unit split, reverse unit split, issuance of bonus units, split-up or spin-off, the Administrator shall equitably adjust any or all of (A) the number of Common Units or other securities of the Partnership with respect to which Awards may be granted, including the Plan Common Unit Limit, and (B) the terms of any outstanding Award, including (1) the number of Common Units or other securities of the Partnership subject to outstanding Awards or to which outstanding Awards relate and (2) the Exercise Price, if applicable, with respect to any Award; provided, however, that the Administrator shall determine the method and manner in which to effect such equitable adjustment.

(ii) In the event that the Administrator determines that any reorganization, amalgamation, merger, consolidation, combination, repurchase or exchange of Common Units or other securities of the Partnership, issuance of warrants or other rights to purchase Common Units or other securities of the Partnership, or other similar transaction or event affects the Common Units (including any Change of Control) such that an adjustment is determined by the Administrator in its discretion to be appropriate or desirable, then the Administrator may (A) in such manner as it may deem appropriate or desirable, equitably adjust any or all of (1) the number of Common Units or other securities of the Partnership (or number and kind of other securities or property) with respect to which Awards may be granted, including the Plan Common Unit Limit, and (2) the terms of any outstanding Award, including (X) the number of Common Units or other securities of the Partnership (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (Y) the Exercise Price, if applicable, with respect to any Award, (B) if deemed appropriate or desirable by the Administrator, make provision for a cash payment to the holder of an outstanding Award in consideration for the cancelation of such Award, including, in the case of an outstanding Option or Unit Appreciation Right, a cash payment to the holder of such Option or Unit Appreciation Right in consideration for the cancelation of such Option or Unit Appreciation Right in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Administrator) of the Common Units subject to such Option or Unit Appreciation Right over the aggregate Exercise Price of such Option or Unit Appreciation Right and (C) if deemed appropriate or desirable by the Administrator, cancel and terminate any Option or Unit Appreciation Right having a per-Common Unit Exercise Price equal to, or in excess of, the Fair Market Value of a Common Unit subject to such Option or Unit Appreciation Right without any payment or consideration therefor.

(c) Sources of Common Units Deliverable Under Awards.  Any Common Units delivered pursuant to an Award shall consist, in whole or in part, of authorized and unissued Common Units.

SECTION 5. Eligibility.  Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Partnership or any of its Affiliates shall be eligible to be designated a Participant.

SECTION 6. Awards.  (a)  Types of Awards.  Awards may be made under the Plan in the form of (i) Options, (ii) Unit Appreciation Rights, (iii) Phantom Units, (iv) Performance Phantom Units, (v) Cash Incentive Awards and (vi) other equity-based or equity-related Awards (including restricted Common Units or fully vested Common Units) that the Administrator determines are consistent with the purpose of the Plan and the interests of the Partnership.  Awards may be granted in tandem with other Awards.

(b) Options.  (i)  Grant.  Subject to the provisions of the Plan, the Administrator shall have sole and plenary authority to determine (A) the Participants to whom Options shall be granted, (B) subject to Section 4(a), the number of Common Units subject to each Option to be granted to each Participant, and (C) the terms and conditions of each Option, including the vesting criteria, term, methods of exercise and methods and form of settlement.

(ii) Exercise Price.  The Exercise Price of each Common Unit covered by each Option shall be not less than 100% of the Fair Market Value of such Common Unit (determined as of the date the Option is granted).

(iii) Vesting and Exercise.  Each Option shall be vested and exercisable at such times, in such manner and subject to such terms and conditions as the Administrator may, in its sole and plenary discretion, specify in the applicable Award Agreement or thereafter.  Except as otherwise specified by the Administrator in the applicable Award Agreement, each Option may only be exercised to the extent that it has already vested at the time of exercise.  Except as otherwise specified by the Administrator in the applicable Award Agreement, each Option shall become vested and exercisable with respect to one-third of the Common Units subject to such Option on each of the first three anniversaries of the date of grant.  Each Option shall be deemed to be exercised when written or electronic notice of such exercise has been given to the Partnership in accordance with the terms of the Award by the person entitled to exercise the Award and full payment pursuant to Section 6(b)(v) for the Common Units with respect to which the Award is exercised has been received by the Partnership.  Exercise of each Option in any manner shall result in a decrease in the number of Common Units that thereafter may be available for sale under the Option and, except as expressly set forth in Section 4(a), in the number of Common Units that may be available for purposes of the Plan, by the number of Common Units as to which the Option is exercised.  The Administrator may impose such conditions with respect to the exercise of each Option, including any conditions relating to the application of Federal, state or foreign securities laws, as it may deem necessary or advisable.

(iv) Treatment Upon Termination of Service.  Any portion of an Option that is not vested and exercisable on the date of a Participant’s Termination of Service shall vest and be exercisable according to the following terms and conditions, which may be waived or modified by the Administrator at any time:

(A) If the Participant’s Termination of Service occurs by reason of death, all Options granted to the Participant shall immediately vest and be exercisable as of the date of such Termination of Service and unexercised options shall expire on the first anniversary of the Participant’s death (or the original expiration date of the Option, if earlier), unless otherwise set forth in the applicable Award Agreement or as otherwise determined by the Administrator.

(B) If the Participant’s Termination of Service occurs by reason of Permanent Disability, all Options granted to that Participant shall immediately vest and become exercisable as of the date of such Termination of Service and remain outstanding and exercisable in accordance with the normal schedule applicable to such Options and the terms and conditions set forth in the applicable Award Agreement or as otherwise determined by the Administrator.

(C) If the Participant’s Termination of Service occurs for Cause, all Options (whether vested or unvested) granted to the Participant shall automatically expire, without any payment, upon first notification to the Participant of such Termination of Service, unless the Administrator determines otherwise.  If a Participant’s employment relationship with the Partnership is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant’s rights under any Option shall likewise be suspended during the period of investigation.  If any facts that would constitute termination for Cause are discovered after a Participant’s Termination of Service for any reason other than for Cause, any Option then held by the Participant may be immediately terminated by the Administrator, in its sole discretion.

(D) If the Participant’s Termination of Service occurs for (i) any reason other than death, Permanent Disability, Cause or Resignation (including by reason of Redundancy) or (ii) Good Reason, subject to Section 8 of the Plan, all Options granted to the Participant that, pursuant to the terms and conditions of the applicable Award Agreement, are scheduled to vest on or prior to December 31 of the year following the calendar year in which such Termination of Service occurred had such Participant continued to provide services to the Partnership or an Affiliate until such date shall continue to vest and be exercisable in accordance with the normal schedule applicable to such Options, and Options that are scheduled to vest and become exercisable after December 31 of the year following the calendar year in which such Termination of Service occurred will automatically expire, without any payment, as of the date of such Termination of Service.  Any Options that do not automatically expire and terminate upon a Termination of Service pursuant to this Section 6(b)(iv)(E) shall remain outstanding and exercisable in accordance with the normal schedule applicable to such Options and the terms and conditions set forth in the applicable Award Agreement or as otherwise determined by the Administrator.

(E) If the Participant’s Termination of Service occurs by reason of Resignation, all unvested Options granted to the Participant shall automatically expire, without any payment, upon first notification to the Partnership of such Termination of Service, and vested unexercised Options shall expire on the six-month anniversary of such notification (or the original expiration date of the Option, if earlier), unless the Administrator determines otherwise.  If such Participant becomes a director, officer or employee of a Competitor prior to the lapsing of such six-month period, vested and unexercised Options will automatically expire upon the Participant’s association with the Competitor.

(v) Payment.  (A)  No Common Units shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate Exercise Price therefor is received by the Partnership, and the Participant has paid to the Partnership (or the Partnership has withheld in accordance with Section 9(d)) an amount equal to any Federal, state, local and foreign income and employment taxes required to be withheld.  Such payments may be made in cash (or its equivalent) or, in the Administrator’s sole and plenary discretion, (1) by exchanging Common Units owned by the Participant (which are not the subject of any pledge or other security interest), (2) if there shall be a public market for the Common Units at such time, subject to such rules as may be established by the Administrator, through delivery of irrevocable instructions to a broker to sell the Common Units otherwise deliverable upon the exercise of the Option and to deliver cash promptly to the Partnership, (3) by having the Partnership withhold Common Units from the Common Units otherwise issuable pursuant to the exercise of the Option or (4) through any other method (or combination of methods) as approved by the Administrator; provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Common Units so tendered to the Partnership, together with any Common Units withheld by the Partnership in accordance with this Section 6(b)(v) or Section 9(d), as of the date of such tender, is at least equal to such aggregate Exercise Price and the amount of any Federal, state, local or foreign income or employment taxes required to be withheld, if applicable.

(B) Wherever in the Plan or any Award Agreement a Participant is permitted to pay the Exercise Price of an Option or taxes relating to the exercise of an Option by delivering Common Units, the Participant may, subject to procedures satisfactory to the Administrator, satisfy such delivery requirement by presenting proof of beneficial ownership of such Common Units, in which case the Partnership shall treat the Option as exercised without further payment and shall withhold such number of Common Units from the Common Units acquired by the exercise of the Option.

(vi) Expiration.  Except as otherwise set forth in the applicable Award Agreement and Section 6(b)(iv), each Option shall expire immediately, without any payment, upon the tenth anniversary of the date the Option is granted.

(c) Unit Appreciation Rights.  (i)  Grant.  Subject to the provisions of the Plan, the Administrator shall have sole and plenary authority to determine (A) the Participants to whom Unit Appreciation Rights shall be granted, (B) subject to Section 4(a), the number of Unit Appreciation Rights to be granted to each Participant, (C) the Exercise Price thereof and (D) the terms and conditions of each Unit Appreciation Right, including the vesting criteria, term, methods of exercise and methods and form of settlement.

(ii) Exercise Price.  The Exercise Price of each Common Unit covered by a Unit Appreciation Right shall be not less than 100% of the Fair Market Value of such Common Unit (determined as of the date the Unit Appreciation Right is granted).

(iii) Vesting and Exercise.  Each Unit Appreciation Right shall entitle the Participant to receive an amount upon exercise equal to the excess, if any, of the Fair Market Value of a Common Unit on the date of exercise of the Unit Appreciation Right over the Exercise Price thereof.  Each Unit Appreciation Right shall be settled in Common Units.  Each Unit Appreciation Right shall be vested and exercisable at such time, in such manner and subject to such terms and conditions as the Administrator may, in its discretion, specify in the applicable Award Agreement or thereafter.  Except as otherwise specified by the Administrator in the applicable Award Agreement, each Unit Appreciation Right shall become vested with respect to one-third of the Common Units subject to such Unit Appreciation Right on each of the first three anniversaries of the date of grant.

(iv) Treatment Upon Termination of Service.  Unless otherwise specified in the applicable Award Agreement, the provisions of Section 6(b)(iv) shall apply, mutatis mutandis, to the vesting and right of a Participant to exercise a Unit Appreciation Right after the Participant’s Termination of Service.

(v) Expiration.  Except as otherwise set forth in the applicable Award Agreement and Section 6(b)(iv), each Unit Appreciation Right shall expire immediately, without any payment, on the tenth anniversary of the date the Unit Appreciation Right is granted.

(d) Phantom Units and Performance Phantom Units.  (i)  Grant.  Subject to the provisions of the Plan, the Administrator shall have sole and plenary authority to determine (A) the Participants to whom Phantom Units and Performance Phantom Units shall be granted, (B) subject to Section 4(a), the number of Phantom Units and Performance Phantom Units to be granted to each Participant, (C) the duration of the period during which, and the conditions, if any, under which, Phantoms Unit and Performance Phantom Units may vest or may be forfeited to the Partnership and (D) the terms and conditions of each such Award, including the vesting criteria, term and methods and form and timing of settlement.

(ii) Transfer Restrictions.  Phantom Units and Performance Phantom Units may not be sold, assigned, transferred, pledged or otherwise encumbered except as specified in the Plan or as may be specified in the applicable Award Agreement.

(iii) Payment/Lapse of Restrictions.  Each Phantom Unit and Performance Phantom Unit shall be granted with respect to a specified number of Common Units (or a number of Common Units determined pursuant to a specified formula) or shall have a value equal to the Fair Market Value of a specified number of Common Units (or a number of Common Units determined pursuant to a specified formula).  Phantom Units and Performance Phantom Units shall be paid in cash or Common Units as determined in the sole and plenary discretion of the Administrator, upon the lapse of time restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement.  Except as otherwise specified by the Administrator in the applicable Award Agreement, each Phantom Unit shall become vested on the third anniversary of the date of grant, each Performance Phantom Unit shall become vested on the third anniversary of the date of grant subject to the achievement of any applicable performance goals established by the Administrator.

(iv) Performance Goals.

(A) The performance goals applicable to any Performance Phantom Units shall be established by the Administrator in its sole and plenary discretion and set forth in the applicable Award Agreement, and may be based on any of the following nonexclusive criteria (including based on a comparison to the performance of a comparable group of companies, or to any published or special index): (1) price of Common Units, growth measures in the price of Common Units, or total common unit holder return; (2) budget and expense management; (3) cash flow, cash flow return on capital, free cash flow, and operating cash flow; (4) completion of acquisitions or business expansion; (5) earnings before interest, taxes, depreciation, and amortization; (6) earnings per Common Unit; (7) gross margins; (8) gross profit and gross profit growth;  (9) gross revenues; (10) maintenance or improvement of profit margins; (11) market share; (12)  net earnings or net income before and after taxes; (13) net revenue and net revenue growth; (14) operating income; (15) operating margins; (16) productivity ratios; (17) profitability of an identifiable business unit or product; (18) ratio of earnings to assets or equity; (19) return on assets, capital, equity, and sales; (20) safety record; (21) working capital targets; and (22) any other metric determined by the Administrator in its reasonable discretion;

(B) After the completion of the applicable performance period, the Administrator shall determine in its sole and plenary discretion the extent to which the performance goals have been attained and the extent of the vesting of the Awards subject to the performance goals.

(v) Treatment Upon Termination of Service.  Unless otherwise specified in the applicable Award Agreement, the provisions of Section 6(b)(iv) shall apply, mutatis mutandis, to the vesting and settlement of Phantom Units and Performance Phantom Units after the Participant’s Termination of Service; provided that, unless otherwise specified in the applicable Award Agreement, the Administrator shall determine in its sole and plenary discretion the extent to which the performance goals applicable to any outstanding Performance Phantom Units shall be deemed to have been attained.

(e) Cash Incentive Awards.  Subject to the provisions of the Plan, the Administrator, in its sole and plenary discretion, shall have the authority to determine (A) the Participants to whom Cash Incentive Awards shall be granted, (B) the amount of Cash Incentive Awards to be granted to each Participant, (C) the duration of the period during which, and the conditions, if any, under which, the Cash Incentive Awards may vest or may be forfeited to the Partnership and (D) the other terms and conditions of each Cash Incentive Award.  Each Cash Incentive Award shall have an initial value that is established by the Administrator at the time of grant.

(f) Other Common Unit-Based Awards.  Subject to the provisions of the Plan, the Administrator shall have the sole and plenary authority to grant to Participants other equity-based or equity-related Awards (including restricted Common Units or fully vested Common Units) (whether payable in cash, equity or otherwise) in such amounts and subject to such terms and conditions as the Administrator shall determine.

(g) Distributions and Distribution Equivalents.  In the sole and plenary discretion of the Administrator, an Award, other than an Option, Unit Appreciation Right or Cash Incentive Award, may provide the Participant with distributions or distribution equivalents, payable in cash or Common Units on a current or deferred basis, on such terms and conditions as may be determined by the Administrator in its sole and plenary discretion, including (i) payment directly to the Participant, (ii) withholding of such amounts by the Partnership subject to vesting of the Award or (iii) reinvestment in additional Common Units or other Awards.

SECTION 7. Amendment and Termination.  (a)  Amendments to the Plan.  Subject to any applicable law or government regulation and the rules of the Applicable Exchange, the Plan may be amended, modified or terminated by the Board without the approval of the Common Unit holders of the Partnership.  No amendment, modification or termination of the Plan may, without the consent of the Participant to whom any Award shall theretofor have been granted, materially and adversely affect the rights of such Participant (or his or her transferee) under such Award, unless otherwise specified by the Administrator in the applicable Award Agreement.

(b) Amendments to Awards.  The Administrator may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any Award theretofor granted, prospectively or retroactively; provided, however, that, except as set forth in the Plan, unless otherwise specified by the Administrator in the applicable Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair the rights of any Participant or any holder or beneficiary of any Award theretofor granted shall not to that extent be effective without the consent of the applicable Participant, holder or beneficiary.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Administrator is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including the events described in Section 4(b) or the occurrence of a Change of Control) affecting the Partnership, any Affiliate, or the financial statements of the Partnership or any Affiliate, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law (i) whenever the Administrator, in its sole and plenary discretion, determines that such adjustments are appropriate or desirable, including providing for a substitution or assumption of Awards, accelerating the exercisability of, lapse of restrictions on, or termination of, Awards, waiving the attainment of or adjusting any performance goals with respect to Awards or providing for a period of time for exercise prior to the occurrence of such event, (ii) if deemed appropriate or desirable by the Administrator, in its sole and plenary discretion, by providing for a cash payment to the holder of an Award in consideration for the cancelation of such Award, including, in the case of an outstanding Option or Unit Appreciation Right, a cash payment to the holder of such Option or Unit Appreciation Right in consideration for the cancelation of such Option or Unit Appreciation Right in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Administrator) of the Common Units subject to such Option or Unit Appreciation Right over the aggregate Exercise Price of such Option or Unit Appreciation Right and (iii) if deemed appropriate or desirable by the Administrator, in its sole and plenary discretion, by canceling and terminating any Option or Unit Appreciation Right having a per-Common Unit Exercise Price equal to, or in excess of, the Fair Market Value of a Common Unit subject to such Option or Unit Appreciation Right without any payment or consideration therefor.

SECTION 8. Change of Control.  Subject to any actions taken by the Administrator in accordance with Section 7 (including, for the avoidance of doubt, any waiver or acceleration of vesting or attainment or adjustment of performance goals), the treatment of an Award in the event of a Change of Control after the date of adoption of the Plan shall be specified in the applicable Award Agreement or, if the treatment of an Award in the event of a Change of Control is not specified in the applicable Award Agreement, then such Award shall automatically be deemed exercisable or otherwise vested (in the case of Performance Phantom Units, unless otherwise specified in the applicable Award Agreement, assuming performance goals are attained at a level to be determined by the Administrator in its sole and plenary discretion), and shall be paid out, as the case may be, (a) upon the consummation of a Hostile Transaction or (b) upon the applicable holder’s Termination of Service by the Partnership (or one of its Affiliates) for any reason other than death, Permanent Disability or Cause within two years following the consummation of a Friendly Transaction.

SECTION 9. General Provisions.  (a)  Nontransferability.  Except as otherwise specified in the applicable Award Agreement, during the Participant’s lifetime each Award (and any rights and obligations thereunder) shall be exercisable only by the Participant, or, if permissible under applicable law, by the Participant’s legal guardian or representative, and no Award (or any rights and obligations thereunder) may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Partnership or any Affiliate; provided that (i) the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance and (ii) the Administrator may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability.  All terms and conditions of the Plan and all Award Agreements shall be binding upon any permitted successors and assigns.

(b) No Rights to Awards.  No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards.  The terms and conditions of Awards and the Administrator’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

(c) Common Units.  All certificates for Common Units or other securities of the Partnership or any Affiliate or any uncertificated securities of the Partnership or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the Plan, the applicable Award Agreement or the rules, regulations and other requirements of the SEC, the Applicable Exchange and any applicable Federal, state or foreign laws, and the Administrator may cause a legend or legends to be put on any such certificates or applied to any such uncertificated securities to make appropriate reference to such restrictions.  Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, the Partnership shall not deliver to any Participant certificates or uncertificated securities evidencing Common Units issued in connection with any Award and instead such Common Units shall be recorded in the register of members of the Partnership (or, as applicable, its transfer agent or Common Units plan administrator).

(d) Withholding.  (i)  Authority to Withhold.  A Participant may be required to pay to the Partnership or any Affiliate, and the Partnership or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant, the amount (in cash, Common Units (by way of tendering of relevant Common Units to the Partnership for repurchase), other securities, or other Awards) of any applicable withholding taxes in respect of an Award, its exercise or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Administrator or the Partnership to satisfy all obligations for the payment of such taxes.

(ii) Alternative Ways to Satisfy Withholding Liability.  Without limiting the generality of Section 9(d)(i), subject to the Administrator’s discretion, a Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Common Units owned by the Participant (which are not subject to any pledge or other security interest) having a Fair Market Value equal to such withholding liability or by having the Partnership withhold from the number of Common Units otherwise issuable pursuant to the exercise of the Option or Unit Appreciation Right, or the lapse of the restrictions on any other Award (in the case of Unit Appreciation Rights and other Awards, if such Unit Appreciation Rights and other Awards are settled in Common Units), a number of Common Units having a Fair Market Value equal to such withholding liability.

(e) Sections 409A and 457A.  (i)  It is intended that the provisions of the Plan comply with Sections 409A and 457A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A and 457A of the Code.

(ii) No Participant or the creditors or beneficiaries of a Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to any Participant or for the benefit of any Participant under the Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Partnership or any of its Affiliates.

(iii) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (A) such Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Partnership from time to time) and (B) the Partnership shall make a good faith determination that an amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Partnership shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period.  Such amount shall be paid without interest, unless otherwise determined by the Administrator, in its discretion, or as otherwise provided in any applicable employment agreement between the Partnership and the relevant Participant.

(iv) Notwithstanding any provision of the Plan to the contrary, in light of the uncertainty with respect to the proper application of Sections 409A and 457A of the Code, the Partnership reserves the right to make amendments to any Award as the Partnership deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A or 457A of the Code.  In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant or for such Participant’s account in connection with an Award (including any taxes and penalties under Section 409A or 457A of the Code), and neither the Partnership nor any of its Affiliates shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.

(f) Award Agreements.  Each Award hereunder shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto.

(g) No Limit on Other Compensation Arrangements.  Nothing contained in the Plan shall prevent the Partnership or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted Common Units, Common Units, other types of equity-based awards (subject to Common Unit holder approval if such approval is required) and cash incentive awards, and such arrangements may be either generally applicable or applicable only in specific cases.

(h) No Right to Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained as a director, officer, employee or consultant of or to the Partnership or any Affiliate, nor shall it be construed as giving a Participant any rights to continued service on the Board.  Further, the Partnership or an Affiliate may at any time dismiss a Participant from employment or discontinue any directorship or service relationship, free from any liability or any claim under the Plan, unless otherwise expressly specified in the Plan or in any Award Agreement.

(i) No Rights as Common Unit holder.  No Participant or holder or beneficiary of any Award shall have any rights as a Common Unit holder with respect to any Common Units to be distributed under the Plan until he or she has become the holder of such Common Units.  Except as otherwise provided in Section 4(b), Section 7(c) or the applicable Award Agreement, no adjustments shall be made for distributions on (whether in cash or Common Units), or other events relating to, Common Units subject to an Award for which the record date is prior to the date such Common Units are delivered.

(j) Governing Law.  The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the state of New York, without giving effect to the conflict of laws provisions thereof.

(k) Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(l) Other Laws; Restrictions on Transfer of Common Units.  The Administrator may refuse to issue or transfer any Common Units or other consideration under an Award if, acting in its sole and plenary discretion, it determines that the issuance or transfer of such Common Units or such other consideration might violate any applicable law or regulation, and any payment tendered to the Partnership by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.  Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Partnership, and no such offer shall be outstanding, unless and until the Administrator in its sole and plenary discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of Marshall Islands law and of the U.S. Federal and any other applicable securities laws.

(m) No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Partnership or any Affiliate, on one hand, and a Participant or any other Person, on the other.  To the extent that any Person acquires a right to receive payments from the Partnership or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Partnership or such Affiliate.

(n) Recoupment of Awards.  Unless otherwise specified in an applicable Award Agreement, each Award (or portion thereof) shall be subject to recoupment (including by forfeiture or reduction) by the Partnership in accordance with the Partnership’s policy on recoupment of Awards, as in effect from time to time, including if the Partnership’s financial statements are required to be restated due to noncompliance with any financial reporting requirement under the Federal securities laws or if the Partnership’s Health, Safety & Environmental and/or Corporate Social Responsibility performance falls below a certain standard.  This Section 9(n) shall not be the Partnership’s exclusive remedy with respect to such matters.

(o) Minimum Equity Holding Requirement.  Unless otherwise specified in an applicable Award Agreement, each Participant shall be subject to the Partnership’s policy regarding minimum equity holding requirements (if any), as in effect from time to time, which requires the Participant to own a multiple of the Participant’s annual base salary, determined by leadership level, in Common Units.

(p) No Fractional Common Units.  No fractional Common Units shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Units or whether such fractional Common Units or any rights thereto shall be canceled, terminated or otherwise eliminated.

(q) Headings and Construction.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.  Whenever the words “include”, “includes” or “including” are used in the Plan, they shall be deemed to be followed by the words “but not limited to”.

SECTION 10. Term of the Plan.  (a)  Effective Date.  The Plan shall be effective as of the date of its adoption by the Board.

(b) Expiration Date.  No Award shall be granted under the Plan after the tenth anniversary of the date the Plan is adopted by the Board.  Unless otherwise expressly specified in the Plan or in an applicable Award Agreement, any Award granted hereunder, and the authority of the Administrator to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award, shall nevertheless continue thereafter.